                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

  Filed by the Registrant [X]

  Filed by a Party other than the Registrant [_]
  Check the appropriate box:
  [_]  Preliminary Proxy Statement            [_]  Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement

  [_]  Definitive Additional Materials
  [_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                --------------

                            STERLING COMMERCE, INC.
               (Name of Registrant as specified in Its Charter)

                                --------------

  Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transactions applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)  Amount previously paid:
      (2)  Form, Schedule or Registration Statement no.:
      (3)  Filing Party:
      (4)  Date Filed:

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                                               January 27, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Sterling Commerce, Inc. to be held at the Company's offices at 4600 Lakehurst Court, Dublin, Ohio, South Building, on Thursday, March 12, 1998, commencing at 10:00 a.m. local time. All stockholders of record as of January 22, 1998 are entitled to vote at the Annual Meeting.

  At the Annual Meeting, you will be asked to elect three Class B directors for terms expiring at the Company's Annual Meeting of Stockholders in 2001. You will also be asked to approve the Sterling Commerce, Inc. Employee Stock Purchase Plan, which will permit full-time employees to acquire a proprietary interest in the Company through the purchase of the Company's Common Stock.

  The Company's Board of Directors unanimously recommends a vote FOR the election of each of the three persons nominated to serve as a director. Additionally, the Executive Committee of the Board unanimously recommends a vote FOR approval of the Employee Stock Purchase Plan.

  We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign, date and return the enclosed proxy card without delay.

                                          Sincerely,

                                          Sterling L. Williams
                                          Chairman of the Board

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Sterling Commerce, Inc. (the "Company") will be held at the Company's offices at 4600 Lakehurst Court, Dublin, Ohio, South Building, on Thursday, March 12, 1998, commencing at 10:00 a.m. local time, for the following purposes:

  1. The election of three Class B directors for terms expiring at the Company's Annual Meeting of Stockholders in 2001;

  2. To consider and vote upon a proposal to approve the Sterling Commerce, Inc. Employee Stock Purchase Plan; and

  3. To consider and vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

  The close of business on January 22, 1998 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Jeannette P. Meier
                                          Secretary

Dallas, Texas
January 27, 1998

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 12, 1998

                                 ------------

                      SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Sterling Commerce, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's offices at 4600 Lakehurst Court, Dublin, Ohio, South Building, on Thursday, March 12, 1998, commencing at 10:00 a.m. local time, or at such other time and place to which the Meeting may be adjourned. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card are first being mailed to stockholders on or about January 27, 1998.

  At the Meeting, the stockholders of the Company will be asked to consider and vote upon (i) the election of three Class B directors of the Company for terms expiring at the Company's Annual Meeting of Stockholders in 2001, (ii) a proposal to approve the Sterling Commerce, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan" or the "Plan") and (iii) such other matters as may properly come before the Meeting or any adjournment thereof.

  All shares represented by valid proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of each of the three persons named under "Election of Directors" as nominees for election as Class B directors of the Company for terms expiring at the Company's Annual Meeting of Stockholders in 2001, (ii) FOR the proposal to approve the Employee Stock Purchase Plan and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

  The proxy may be revoked at any time by providing written notice of such revocation to BankBoston, N.A., P.O. Box 9381, Boston, Massachusetts 02205-9956, or 150 Royall Street, Canton, Massachusetts 02021, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a proxy if he or she attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on January 22, 1998 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting, at which time the Company had issued and outstanding 89,926,611 shares of Common Stock, $.01 par value ("Common Stock"). The Common Stock constitutes the only outstanding class of voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting, in person or by proxy, will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

  The accompanying proxy card is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote with respect to the proposals set forth in this Proxy Statement. The proxy card provides space for a stockholder to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board and to vote for or against, or abstain from voting on, the proposal to approve the Employee Stock Purchase Plan. Brokers will have discretionary voting authority with respect to the proposals to be acted upon at the Meeting where beneficial owners do not provide voting instructions.

  To be elected, each nominee for Class B director must receive the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy. Instructions to withhold authority to vote for any nominee will be counted as shares present for purposes of determining a quorum and will have the effect of a vote against the nominee for which the vote was withheld. Broker non-votes will have no effect on the outcome of the election of directors.

  The affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote at the Meeting is required for the approval of the Employee Stock Purchase Plan. Abstentions with respect to the proposal to adopt the Employee Stock Purchase Plan will have the same effect as a vote against such proposal. Broker non-votes will neither count for nor against this proposal and will therefore have no effect on the vote with respect thereto.

                  PARTICIPANTS IN THE STERLING COMMERCE, INC.
                           SAVINGS AND SECURITY PLAN

  A participant in the Sterling Commerce, Inc. Savings and Security Plan (the "Savings Plan") will receive a voting instruction card relating to the shares of Common Stock allocated to such participant in the Savings Plan. A properly completed voting instruction card will serve as voting instructions to the trustee of the Savings Plan. If a participant holds Common Stock outside of the Savings Plan, such participant will also receive, in a separate mailing, a proxy card relating to those shares. In order for all shares owned by, or allocated under the Savings Plan to, a participant to be voted at the Meeting in accordance with such participant's direction, the proxy card and the voting instruction card received by the participant will need to be signed and returned to BankBoston, N.A. Information in the voting instruction card will not be disclosed to the Company.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

INTRODUCTION

  The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

NOMINEES FOR DIRECTOR

  Warner C. Blow, Robert E. Cook and Charles J. Wyly, Jr. are the directors whose terms expire at the Meeting, each of whom has been nominated for reelection to serve for a term expiring at the Company's Annual Meeting of Stockholders in 2001 or until his successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the reelection of each of the three nominees. Each of the nominees has indicated his willingness to continue to serve as a member of the Board if elected. However, in case any nominee should become unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxy for a substitute nominee.

  The Class B directors who are nominees for reelection at the Meeting are as follows:

  Warner C. Blow, age 60. Mr. Blow has served as President of the Company since December 1995 and as Chief Executive Officer and a director of the Company since October 1996. From December 1995 until October 1996, he also served as Chief Operating Officer of the Company. Prior to December 1995, Mr. Blow served as President of Sterling Software, Inc.'s Electronic Commerce Group (the predecessor of the Company) from July 1993 and as an Executive Vice President of Sterling Software, Inc. ("Sterling Software") from October 1989. Prior to July 1993, Mr. Blow also served as President of Sterling Software's former EDI Group.

  Robert E. Cook, age 56. Mr. Cook has served as a director of the Company since March 1996. Prior to July 1993, Mr. Cook served as Chairman and a director of Systems Center, Inc., a computer software company that was acquired by Sterling Software in July 1993. Mr. Cook currently also serves as a director of Web Methods, Inc., a privately held provider of Internet-oriented products based on Sun Microsystem's JavaTM language. Mr. Cook served as Chairman of the Board of ROADSHOW International, Inc., a privately held provider of computer-based routing solutions for private fleet operations, until October 1997, when it was sold. He is also an officer of Pitchfork Development, Inc., a privately held, Utah-based, real estate development company. Mr. Cook is the Chairman of the Audit Committee and a member of the Special Stock Option Committee of the Board.

  Charles J. Wyly, Jr., age 64. Mr. Wyly has served as a director of the Company since December 1995. Mr. Wyly co-founded Sterling Software in 1981 and since such time has served as a director, and as Vice Chairman of Sterling Software since 1984. He served as an officer and director of University Computing Company, a computer software and services company, from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, also a director of the Company, founded Earth Resources Company, an oil refining and silver mining company, and Charles J. Wyly, Jr. served as its Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly currently serves as Vice Chairman of Michaels Stores, Inc., a specialty retail chain ("Michaels Stores"). Mr. Wyly is a member of the Executive Committee and the Stock Option Committee of the Board.

CURRENT DIRECTORS

  The current Class C directors of the Company, who are not standing for reelection at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 1999, are as follows:

  Sterling L. Williams, age 54. Mr. Williams has served as Chairman of the Board of the Company since December 1995 and served as Chief Executive Officer of the Company from December 1995 until October 1996. Mr. Williams co-founded Sterling Software in 1981, and since such time has served as President, Chief Executive Officer and a director of Sterling Software. Mr. Williams also currently serves as a director of INPUT, an information technology market research company. Mr. Williams is a member of the Executive Committee and the Stock Option Committee of the Board.

  Sam Wyly, age 63. Mr. Wyly has served as a director of the Company since December 1995. Mr. Wyly co-founded Sterling Software in 1981, and since such time has served as Chairman of the Board of Sterling Software. Companies founded by Mr. Wyly were among the forerunners of the electronic commerce industry. In 1963, he founded University Computing Company, which became one of the largest computer services and software companies. His data transmission company, Datran, Inc., was one of the pioneering telecommunications ventures which broke up the telephone monopoly and led to the creation of today's electronic commerce industry. Mr. Wyly currently serves as Chairman of the Board of both Sterling Software and Michaels Stores and as a Partner of the General Partner of Maverick Capital, Ltd., an investment fund management company ("Maverick Capital"). Sam Wyly is the father of Evan A. Wyly. Mr. Wyly is the Chairman of the Executive Committee and a member of the Stock Option Committee of the Board.

  The current Class A directors of the Company, who are not standing for reelection at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2000, are as follows:

  Honor R. Hill, age 56. Mrs. Hill has served as a director of the Company since March 1996. She has been a listed Christian Science practitioner since 1986 and a Christian Science lecturer since 1994. Mrs. Hill, who has an honors degree in English from the University of Calgary in Alberta, served on the Board of Trustees of the Christian Science Publishing Society, the publications of which include the Christian Science Monitor, during its 1993-1994 term. Mrs. Hill is a member of the Audit Committee and the Special Stock Option Committee of the Board.

  Evan A. Wyly, age 36. Mr. Wyly has served as a director of the Company since December 1995. He has been a Managing Partner of Maverick Capital since 1991. In 1988, Mr. Wyly founded Premier Partners, Incorporated, a private investment firm, and served as its President prior to joining Maverick Capital. Mr. Wyly also serves as a director and officer of both Sterling Software and Michaels Stores.

BOARD OF DIRECTORS AND COMMITTEES

  General. The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met or acted by unanimous written consent 11 times during the fiscal year ended September 30, 1997. During fiscal 1997, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director.

  The Board has established Executive, Audit and Option Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1997 are set forth below.

  Executive Committee. The Executive Committee is empowered to act on any matter except those matters specifically reserved to the full Board by applicable law. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Executive Committee. The Executive Committee met or acted by unanimous written consent 11 times during fiscal 1997. The Executive Committee was responsible for approving the Employee Stock Purchase Plan and for determining executive compensation for fiscal 1997, except for decisions relating to grants of stock options under the Company's 1996 Stock Option Plan (the "Option Plan").

  Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to serve as independent auditors of the Company and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates issues having a potential financial impact on the Company which may be brought to its attention by management, the independent auditors or the Board; and evaluates public financial reporting documents of the Company. Robert E. Cook (Chairman) and Honor R. Hill are the current members of the Audit Committee. The Audit Committee met three times during fiscal 1997.

  Option Committees. The Stock Option Committee and the Special Stock Option Committee (collectively, the "Option Committees") administer the Company's Option Plan. In this capacity, the Option Committees have the authority, subject to certain restrictions set forth in the Option Plan, to determine from time to time the individuals to whom options are granted under the Option Plan, the number of shares covered by each option grant, the time or times at which options become exercisable and other terms and conditions of such options. Although each of the Option Committees has the authority under the Option Plan to make grants of options to any eligible participant, it is anticipated that the Stock Option Committee will make grants to those participants who are neither executive officers nor directors of the Company and the Special Stock Option Committee will make grants to those participants who are executive officers of the Company or members of the Board. Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Stock Option Committee. Honor R. Hill and Robert E. Cook are the current members of the Special Stock Option Committee. The Stock Option Committee met or acted by unanimous written consent four times during fiscal 1997. The Special Stock Option Committee met or acted by unanimous written consent five times during fiscal 1997.

  Other. The Company does not have a nominating or compensation committee. The functions customarily attributable to a nominating committee are performed by the Board as a whole, and the functions customarily attributable to a compensation committee generally are performed by the Executive Committee and the Option Committees.

DIRECTOR COMPENSATION

  Each director of the Company who is not also an employee of the Company or any of its subsidiaries receives an annual fee of $30,000, plus $3,000 for each meeting of the Board or a committee thereof that he or she attends during the fiscal year. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

  Directors are also eligible to receive discretionary grants of options to purchase shares of Common Stock under the terms of the Option Plan. During fiscal 1997, Sterling L. Williams and Warner C. Blow, each of whom is both a director and an executive officer of the Company, each received options to purchase 1,000,000 shares of Common Stock. See "Management Compensation-- Option Grants During Fiscal 1997." Additionally, in fiscal 1997, Sam Wyly and Charles J. Wyly, Jr. received options to purchase 1,000,000 and 500,000 shares of Common Stock, respectively.

                                  PROPOSAL II
                    APPROVAL OF THE STERLING COMMERCE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

  The Employee Stock Purchase Plan provides a systematic method for the purchase of shares of Common Stock by employees of the Company. Pursuant to the authority delegated to it by the Board, the Executive Committee unanimously approved the Plan, subject to approval by the Company's stockholders at the Meeting. The Executive Committee also reserved 4,000,000 shares of Common Stock for issuance under the Plan. No shares of Common Stock will be issued pursuant to the Plan, however, unless and until the Plan is approved by the stockholders at the Meeting. If so approved, the Plan will be effective as of January 1, 1998.

  The purpose of the Plan is to promote the interests of the Company by aligning the interests of the employees and the Company's stockholders through the ownership of Common Stock. Management believes that the Plan will be an important factor in attracting and retaining qualified employees essential to the continued success of the Company.

SUMMARY OF PROVISIONS OF THE EMPLOYEE STOCK PURCHASE PLAN

  The following summary of the Plan is qualified in its entirety by the terms of the Plan, a copy of which is attached to this Proxy Statement as Annex A. Stockholders are urged to carefully read the Plan. Capitalized terms used and not otherwise defined in this portion of the Proxy Statement have the meanings ascribed to such terms in the Plan.

  The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Shares of Common Stock will be offered under the Plan through a series of successive six-month periods (each a "Purchase Period") until such time as the maximum number of shares of Common Stock authorized for issuance under the Plan have been purchased or the Plan has been sooner terminated. Purchase Periods will run from January 1 to June 30 and from July 1 to December 31. The last business day of each Purchase Period is the "Purchase Date" on which shares of Common Stock are actually purchased under the Plan. For each Purchase Period, a Participant may authorize payroll deductions in any whole multiple of 1% of the Participant's Compensation (defined generally under the Plan to mean base salary and other cash compensation), up to a maximum of 25%. In addition to payroll deductions, a Participant may make one additional lump-sum contribution to the Plan during each Purchase Period in an amount not to exceed $2,000.

  The purchase price of shares acquired in any Purchase Period will be 85% of the lesser of (a) the Fair Market Value of the shares on the first day of the Purchase Period or (b) the Fair Market Value of the shares on the Purchase Date. The closing price of the Company's Common Stock as reported on the New York Stock Exchange on December 31, 1997 was $38.4375 per share.

  Interest will be credited to the account of each Participant in the Plan on each regular payroll date at a rate of interest, to be fixed for each Purchase Period, equal to the six-month U.S. Treasury Bill rate in effect immediately prior to the first day of each Purchase Period. No interest will be paid on amounts credited to a Participant's account for less than a full pay period. Participants may withdraw from the Plan at any time prior to the last 10 business days of each Purchase Period, whereupon their accrued payroll deductions and any additional lump sum contribution will be refunded to them with credited interest.

  Any employee (including officers and directors who are employees) of the Company, its domestic subsidiaries or non-U.S. subsidiaries that are from time to time designated by the Board is eligible to participate in the Plan if that employee is regularly expected to work at least 20 hours per week and for more than five months during a year. However, no person who owns or holds options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase 5% or more of the Common Stock of the Company is entitled to participate in the Plan. As of November 15, 1997, approximately 1,678 U.S.-based employees, including eight executive officers, were eligible to participate in the Plan. The Company also intends to allow employees of the Company's non-U.S. subsidiaries to participate in the Plan, and the Board or any duly authorized committee may amend the Plan from time to time in order to accommodate participation by such employees. Stockholder approval is not required for any such amendment to the Plan.

  Participation in the Plan is limited to Eligible Employees who authorize payroll deductions prior to the start of a Purchase Period. A participating employee's payroll deductions may not exceed 25% of that employee's Compensation during any pay period. In addition, no Participant may purchase shares with a Fair Market Value (determined on the first day of the Purchase Period) exceeding $25,000 for each calendar year in which the Participant participates in the Plan.

  The Plan is administered by an administrator (the "Plan Administrator") who is appointed by and serves at the discretion of the Board. The Plan Administrator will administer and interpret the Plan. All determinations of the Plan Administrator will be final and binding on all persons having an interest in the Plan.

  An aggregate of up to 4,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Participant elects not to purchase shares in any Purchase Period, the shares will remain available for issuance under the Plan.

  The Plan authorizes the Board or any duly authorized committee to amend the Plan from time to time, provided that no such amendment may increase the number of shares of Common Stock reserved for issuance thereunder without stockholder approval, except under the circumstances described above concerning a change in the Company's capital structure. The Board is authorized to terminate the Plan at any time, provided that no such termination may suspend or terminate a currently pending Purchase Period, or the rights of Participants to purchase shares of Common Stock on the related Purchase Date.

  The Plan provides that in the event of a Corporate Transaction (defined generally as the sale of all or substantially all of the assets of the Company in a complete liquidation or dissolution of the Company or a merger, consolidation or other transaction in which the persons who owned the Company's voting securities prior to the transaction cease to own a majority of the Company's voting securities of the surviving or successor corporation or other legal entity in such transaction), each Participant's right to purchase Common Stock will be automatically exercised to the extent of the Participant's accumulated payroll deductions, any additional lump-sum contribution and credited interest as of a date immediately prior to the Corporate Transaction.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES UNDER THE EMPLOYEE STOCK PURCHASE PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Plan and does not attempt to describe all possible federal or any foreign, state, local or other tax consequences of such participation or tax consequences based on particular circumstances.

  Assuming the Plan is qualified under Section 423 of the Code, the grant of the right to purchase and the purchase of shares of Common Stock under the Plan are not taxable. All tax consequences are deferred until the Participant sells or otherwise disposes of shares or dies. The tax consequences of a disposition of shares vary depending on the time period such shares are held before their disposition. If a Participant disposes of shares within two years after the first day of a Purchase Period in which such shares were acquired (a "disqualifying disposition"), the Participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the Fair Market Value of the shares on the Purchase Date and the purchase price paid for such shares. Any additional resulting gain or loss recognized by the Participant from the disposition of the shares is generally treated as a capital gain or loss. If the Participant disposes of shares more than two years after the first day of a Purchase Period in which such shares were acquired, the Participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the Fair Market Value of the shares on the date of disposition and the purchase price or (ii) 15% of the Fair Market Value of the shares on the first day of a Purchase Period in which such shares were acquired. Any additional gain or loss recognized by the Participant on the disposition of the shares generally is a capital gain.

  If the Participant disposes of shares in a disqualifying disposition, the Company generally is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code. In all other cases, no federal income tax deduction is allowed the Company. Under generally accepted accounting principles, the Company should not be required to recognize any compensation expense in connection with the purchase or sale of shares by Participants pursuant to the Plan.

EXECUTIVE COMMITTEE RECOMMENDATION

  The Executive Committee believes that a vote for the proposal to approve the Plan is in the best interests of the Company and its stockholders and unanimously recommends a vote FOR such proposal.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of Common Stock by each director of the Company (which includes all nominees), each of the Named Executive Officers (as defined below), the directors and executive officers of the Company as a group and each person or entity known by the Company to own 5% or more of the outstanding shares of Common Stock. Unless otherwise indicated, each person or entity listed below has sole voting and investment power with respect to such shares.

                                                    SHARES OF COMMON STOCK
                                                     OWNED BENEFICIALLY(1)
                                                 -------------------------------
   NAME                                             NUMBER      PERCENT OF CLASS
   ----                                          ------------   ----------------
Sterling L. Williams ..........................  4,006,370 (2)        4.3%
Warner C. Blow ................................    755,157 (3)        2.2%
Jeannette P. Meier ............................    276,842 (4)          *
Paul L. H. Olson ..............................    100,102 (5)          *
Stephen R. Perkins ............................     45,639 (6)          *
Sam Wyly ......................................  2,089,860 (7)        2.4%
Charles J. Wyly, Jr. ..........................  1,716,146 (8)        1.9%
Evan A. Wyly ..................................     59,000              *
Robert E. Cook ................................     29,592 (9)          *
Honor R. Hill .................................     25,000 (10)         *
All executive officers and directors as a group
 (13 persons) .................................  8,860,105 (11)       9.2%
Alpha Assurances I.A.R.D. and related entities,
 AXA and The Equitable Companies
 Incorporated .................................  6,782,429 (12)       7.5%
A I M Management Group Inc. ...................  4,018,325 (13)       4.5%

--------
 * Less than 1%.
 (1) The number of shares shown includes outstanding shares owned by the person indicated on December 31, 1997 and shares underlying options owned by such person on December 31, 1997 that were exercisable within 60 days of such date. Persons holding shares of Common Stock pursuant to the Savings Plan generally have sole voting power, but not investment power, with respect to such shares.
 (2) Includes 4,000,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan.
 (3) Includes 750,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 5,157 shares of Common Stock held pursuant to the Savings Plan.
 (4) Includes 272,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 47 shares of Common Stock held pursuant to the Savings Plan.
 (5) Includes 94,400 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 1,575 shares of Common Stock held pursuant to the Savings Plan and 159 shares owned by Mr. Olson's son.
 (6) Includes 45,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 639 shares of Common Stock held pursuant to the Savings Plan.
 (7) Includes 1,000,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 391,327 shares of Common Stock owned by family trusts of which Sam Wyly is trustee and 698,533 shares of Common Stock (477,780 of which shares are also beneficially owned by Charles J. Wyly, Jr.) held of record by two limited partnerships of which Sam Wyly is a general partner.
 (8) Includes 500,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 503,447 shares of Common Stock owned by family trusts of which Charles J. Wyly, Jr. is trustee and 712,699 shares of Common Stock (477,780 of which shares are also beneficially owned by Sam Wyly) held of record by two limited partnerships of which Charles J. Wyly, Jr. is a general partner.
 (9) Includes 25,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 3,000 shares of Common Stock held by a trust of which Mr. Cook's wife is trustee and 1,592 shares held by a trust of which Mr. Cook is trustee.
(10) Includes 25,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan.
(11) Includes 226,250 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 5,927 shares of Common Stock held pursuant to the Savings Plan by executive officers of the Company not named in the table above.
(12) Based on a Schedule 13G filed on February 14, 1997 by (i) Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group, (ii) AXA and (iii) The Equitable Companies Incorporated. It was reported that The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P., Donaldson, Lufkin & Jenrette Securities Corporation and Wood, Struthers and Winthrop Management Corp., each of which is a subsidiary of The Equitable Companies Incorporated, are deemed in the aggregate to have sole voting power

                                         (footnotes continue on following page)
     for 6,392,056 shares, shared voting power for 269,627 shares, sole dispositive power for 6,752,222 shares and shared dispositive power for 26,228 shares. The address of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France; the address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; the address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; the address of AXA is 23, avenue Matignon, 75008 Paris, France; and the address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019. The information regarding beneficial ownership of Common Stock by this group is included in reliance upon a report filed with the Securities and Exchange Commission ("SEC") by such parties, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such parties in such report and the number of shares of Common Stock outstanding on December 31, 1997.
(13) Based on a Schedule 13G filed on February 12, 1997 by A I M Management Group, Inc., on behalf of itself and its wholly owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc. (collectively "A I M"),
     A I M is deemed to have shared voting and dispositive power with respect to 4,018,325 shares. The address of A I M is 11 Greenway Plaza, Suite
     1919, Houston, Texas 77046. The information regarding beneficial ownership of Common Stock by A I M is included in reliance upon a report filed with the SEC by A I M, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock outstanding on December 31, 1997.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued for services rendered to the Company and its subsidiaries during each of the Company's last three fiscal years to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), based on salary and bonus earned during the Company's fiscal year ended September 30, 1997.

                                                                        LONG-TERM
                                                                       COMPENSATION
                                        ANNUAL COMPENSATION               AWARDS
                             ----------------------------------------- ------------
                                                                        SECURITIES
                             FISCAL                     OTHER ANNUAL    UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY  BONUS(2) COMPENSATION(3)  OPTIONS(4)  COMPENSATION
---------------------------  ------- -------- -------- --------------- ------------ ------------
Sterling L. Williams ...      1997   $650,000 $250,000     $     0      1,000,000      $    0
 Chairman of the              1996    250,000  250,000           0      3,000,000           0
 Board(5)                     1995    750,000  450,000     168,833(6)     650,000      33,900
Warner C. Blow .........      1997    550,000  250,000     158,483(7)   1,000,000      14,382(8)
 President and Chief Ex-      1996    401,550  223,667     157,680(9)   1,000,000      13,950
 ecutive Officer(5)           1995    348,000  251,114      93,293(10)     75,000       7,233
Jeannette P. Meier .....      1997    300,000  150,000           0        250,000       2,375(11)
 Executive Vice               1996    125,000   62,500           0        500,000           0
 President and Secretary      1995    340,000  140,000      69,598(12)    125,000       7,860
Paul L. H. Olson .......      1997    260,000  141,423       9,311(13)    200,000       6,295(14)
 Executive Vice               1996    231,000  121,409       3,818(13)    200,000       6,130
 President and                1995    185,000  126,901         668(13)          0       4,500
 President, Commerce
 Services Group
Stephen R. Perkins .....      1997    228,000  131,701       7,904(13)    195,000       6,516(15)
 Executive Vice               1996    202,964  102,889      19,243(13)    180,000       6,560
 President and                1995    173,000   84,909         668(13)      4,100       4,500
 President,
 Communications Software
 Group

--------
 (1) Prior to the completion of the Company's initial public offering in March 1996 (the "Offering"), Mr. Williams and Ms. Meier did not receive compensation or benefits from the Company or any of its subsidiaries. Rather, each was compensated by the Company's former parent company, Sterling Software. In accordance with SEC regulations, the information in the table with respect to Mr. Williams and

                                         (footnotes continue on following page)

     Ms. Meier for fiscal 1995 is based on salary and bonus paid or accrued for services rendered to Sterling Software and its subsidiaries (including the Company) during Sterling Software's fiscal year ended September 30, 1995, and for fiscal 1996 is based on salary and bonus paid or accrued for services rendered to the Company and its subsidiaries from the completion of the Offering through September 30, 1996.
 (2) Reflects bonus earned during the fiscal year. In some instances, the payment of all or a portion of salary or bonus was deferred by the Named Executive Officer to a subsequent year.
 (3) Excludes perquisites and other personal benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.
 (4) For fiscal 1995, reflects options issued by Sterling Software to acquire shares of Sterling Software's common stock. For fiscal 1996 and 1997, reflects options to acquire shares of Common Stock of the Company. Neither the Company nor Sterling Software has granted stock appreciation rights.
 (5) Sterling L. Williams served as Chief Executive Officer during fiscal 1996. In October 1996, Mr. Williams resigned from that position and Warner C. Blow was elected Chief Executive Officer of the Company.
 (6) Includes a $47,897 payment for reimbursement of medical expenses, a $44,222 bonus in the form of a housing allowance and a $55,541 payment for reimbursement of taxes.
 (7) Includes an $87,195 payment for reimbursement of taxes.
 (8) Includes $4,500 in contributions to the Savings Plan and $9,450 in respect of premiums on a life insurance policy for Mr. Blow's benefit.
 (9) Includes $43,145 in incentive travel and a $63,673 payment for reimbursement of taxes.
(10) Includes $46,724 in incentive travel and a $39,969 payment for reimbursement of taxes.
(11) Includes $2,375 in contributions to the Savings Plan.
(12) Includes $30,012 in incentive travel and a $10,871 payment for reimbursement of taxes.
(13) Consists of payments for reimbursement of taxes.
(14) Includes $4,500 in contributions to the Savings Plan and $1,795 in respect of premiums on a life insurance policy for Mr. Olson's benefit.
(15) Includes $4,500 in contributions to the Savings Plan and $2,016 in respect of premiums on a life insurance policy for Mr. Perkins' benefit.

OPTION GRANTS DURING FISCAL 1997

  The following table provides information related to options to purchase Common Stock granted by the Company to the Named Executive Officers during fiscal 1997.

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE
                                         INDIVIDUAL GRANTS(1)                 APPRECIATION FOR OPTION TERM (4)
                         ---------------------------------------------------- ---------------------------------
                         NUMBER OF  PERCENTAGE OF
                         SECURITIES TOTAL OPTIONS  EXERCISE
                         UNDERLYING   GRANTED TO    PRICE
                          OPTIONS     EMPLOYEES      PER
          NAME           GRANTED(2) IN FISCAL 1997 SHARE(3)  EXPIRATION DATE         5%              10%
          ----           ---------- -------------- -------- ----------------- ---------------- ----------------
Sterling L. Williams ... 1,000,000       24.2%      $25.50   October 22, 2006 $     17,971,940 $     43,721,799
Warner C. Blow ......... 1,000,000       24.2        25.50   October 22, 2006       17,971,940       43,721,799
Jeannette P. Meier .....   250,000        6.1        25.50   October 22, 2006        4,492,985       10,930,450
Paul L.H. Olson ........   100,000        2.4        25.50   October 22, 2006        1,797,194        4,372,180
                           100,000        2.4        32.00  September 9, 2007        1,951,379        5,002,711
Stephen R. Perkins .....    95,000        2.3        25.50   October 22, 2006        1,707,334        4,153,571
                           100,000        2.4        32.00  September 9, 2007        1,951,379        5,002,711

--------
(1) The agreements underlying such options (the "Option Agreements") provide that the options are immediately exercisable in the case of Mr. Williams, and vest 25% each year on the anniversary of the grant date in the case of each of the other Named Executive Officers. All such options have a ten-year term and are transferable by the option holder.
(2) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.
(3) The Option Agreements provide that the option exercise price may be paid in cash, in shares of Common Stock owned by the Named Executive Officer or in a combination of the foregoing. The exercise price was equal to the fair market value of the Common Stock on the date of grant.
(4) The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the Common Stock over the terms of the options. These amounts do not take into account provisions of certain options providing for termination of the options following termination of employment or vesting over periods of up to four years. The use of the assumed 5% and 10% returns is established by the SEC and is not intended by the Company to forecast possible future appreciation of the price of the Common Stock.

OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

  The following table provides information related to options to purchase Common Stock issued by the Company and exercised by the Named Executive Officers during fiscal 1997 and the number and value of options held at fiscal year end.

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                     OPTIONS AT                OPTIONS AT
                                                SEPTEMBER 30, 1997(1)     SEPTEMBER 30, 1997(2)
                                              ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON  VALUE
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Sterling L. Williams ...       0       --      1,000,000    3,000,000   $10,437,500  $35,812,500
Warner C. Blow .........       0       --              0    2,000,000             0   22,375,000
Jeannette P. Meier .....       0       --              0      750,000             0    7,171,875
Paul L. H. Olson .......       0       --              0      400,000             0    3,825,000
Stephen R. Perkins .....       0       --              0      375,000             0    3,534,063

--------
(1) The Company has not granted stock appreciation rights.
(2) In accordance with SEC regulations, value was determined based upon the per share closing price for Common Stock as reported by the New York Stock Exchange on September 30, 1997 ($35 15/16) multiplied by the number of shares of Common Stock of the Company underlying such options.

SERP

  In connection with its acquisition of Informatics General Corporation in 1985, Sterling Software retained the Informatics Supplemental Executive Retirement Plan II ("SERP II"). The Company has adopted the Sterling Commerce, Inc. Supplemental Executive Retirement Plan ("SERP") to assume the obligations of Sterling Software under the SERP II with respect to Warner C. Blow. Mr. Blow is the only employee of the Company who participates in the SERP. No other employee, including the Named Executive Officers, participates, or will be eligible to participate, in the SERP. As of September 30, 1997, Mr. Blow had accrued approximately 23 years of service under the SERP. The annual benefit payable upon retirement at age 65 or above under the SERP is equal to the lesser of (i) 2% of the participant's "final average pay," which is equal to the highest average of the participant's base salary plus the participant's bonuses (up to a maximum bonus amount not to exceed 50% of the participant's base salary) over three consecutive years of service multiplied by the participant's years of service, and (ii) 50% of the participant's final average pay less the annuity equivalent of an account balance equal to 3% of compensation for each year of service beginning with the calendar year of participation in the SERP II plus interest at an assumed rate (collectively, the "annuity offset"). For purposes of the annuity offset, the participant's compensation is equal to the participant's taxable wages up to the limit on qualified plan compensation for any calendar year under the Code. Benefits paid under the SERP are adjusted in the event of disability or retirement prior to age 65. Benefits are also adjusted annually, upward or downward, to the extent that the increase or decrease, if any, in the Consumer Price Index for the preceding calendar year over the Consumer Price Index for the next preceding calendar year exceeds 5%. Benefits under the SERP are paid in the form of a joint and 50% survivor annuity (unless a change in control of the Company occurs) and are taxable as ordinary income.

  In the event of a Change in Control of the Company (as defined in the SERP), the participant's SERP benefit is calculated by giving the participant credit for additional service equal to the number of months for which the participant would be entitled to severance benefits upon a termination of employment following the Change in Control and by calculating his base pay and bonus during each year of such service at the rates in effect for the year in which the Change in Control occurs. The present value of the SERP benefit as so calculated is payable to the participant in a single lump sum on the first day of the month following the Change in Control. If any portion of the SERP benefit would result in an excess parachute payment subject to excise tax for which no tax gross-up payment is provided under the participant's Change-in-Control Agreement, an additional payment (net of income taxes) would be made from the SERP to compensate the participant for the excise tax imposed on the SERP benefit.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to the participant in SERP for the indicated level of three-year average annual compensation and various periods of service. The amounts shown in the table may be subject to the annuity offset.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
------------                        -------- -------- -------- -------- --------
$600,000........................... $180,000 $240,000 $300,000 $300,000 $300,000
 700,000...........................  210,000  280,000  350,000  350,000  350,000
 800,000...........................  240,000  320,000  400,000  400,000  400,000
 900,000...........................  270,000  360,000  450,000  450,000  450,000

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

  The Company has entered into an agreement (a "Change-in-Control Agreement") with each of the Named Executive Officers. Each Change-in-Control Agreement provides for certain payments and benefits upon the termination of the employment of such officer with the Company following a Change in Control (as defined in such agreement). Each Change-in-Control Agreement covers termination within a specified number of years after the date of a Change in Control and requires the Company to pay to such officer, if prior to such expiration his or her employment is terminated with or without cause by the Company (other than upon such executive officer's death) or by such officer upon the occurrence of certain constructive termination events, a lump-sum amount equal to a multiple of such officer's annual salary, bonus and cash incentive compensation preceding such termination and to continue certain benefits for a specified number of months. The specified number of years, the multiple and the specified number of months referred to in the immediately preceding sentence are seven, 700% and 84, respectively, in the case of Mr. Williams; five, 500% and 60, respectively, in the case of Mr. Blow; four, 400% and 48, respectively, in the case of Ms. Meier; and two, 200% and 24, respectively, in the case of Messrs. Olson and Perkins. In addition, if any payments (including payments under the Change-in-Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Code, such officer would be entitled to receive an additional payment (net of income taxes) to compensate such officer for the excise tax imposed by the Code on such payments.

  The Company has also entered into an agreement (the "Chairman Agreement") with Sterling L. Williams, providing for a minimum base salary (subject to mutually agreeable annual increases) and certain benefits plus such bonuses and other benefits which the Company and Mr. Williams may agree upon. Mr. Williams' base salary for fiscal 1998 is $650,000. Under the terms of the Chairman Agreement, upon termination of Mr. Williams' employment as Chairman of the Board of the Company by (i) the Company (with or without cause) or (ii) Mr. Williams as a result of a reduction in his compensation or of the nature or scope of his authority or duties, the Chairman Agreement will convert into a seven-year consulting agreement. In such event, Mr. Williams would be entitled to continue receiving compensation and certain benefits at the levels specified in the Chairman Agreement. Prior to the expiration of its seven-year term, the consulting agreement could be terminated by Mr. Williams at any time and by the Company at Mr. Williams' death. In the event of termination of Mr. Williams' employment following a Change in Control, at Mr. Williams' option, the terms of his Change-in-Control Agreement may govern the termination in lieu of conversion of the Chairman Agreement into a consulting agreement. In the event of a Change in Control following conversion of the Chairman Agreement into a consulting agreement, Mr. Williams would have the option of terminating the consulting agreement and would be entitled to receive a lump-sum amount equal to all compensation due through the unexpired portion of the seven-year consulting agreement. In addition, the Chairman Agreement provides that, in the event that Mr. Williams' employment with Sterling Software is terminated (with or without cause) and Mr. Williams is willing and able to devote his full-time efforts to the Company, the Company will offer to increase his compensation and benefits paid by the Company to a level reasonably equivalent to the combined compensation and benefits he is entitled to receive from both the Company and Sterling Software immediately prior to such termination. Mr. Williams has a similar agreement with Sterling Software. If Mr. Williams' employment with the Company is terminated and he accepts full-time employment with Sterling Software, Mr. Williams' rights to compensation and benefits from the Company under the Chairman Agreement and his right to convert the Chairman Agreement into a consulting agreement would terminate.

  The Company has entered into an agreement (a "Severance Agreement") with each of the Named Executive Officers (other than Mr. Williams), providing for the continued compensation of such officer in the event that the Company terminates his or her employment, with or without cause. Each of these agreements will expire a specified number of years (five in the case of Mr. Blow, four in the case of Ms. Meier and two in the case of Messrs. Olson and Perkins) after the date on which notice of termination is given to the executive officer by the Company. Each such agreement requires the Company to continue to pay the officer, upon his or her termination from employment by the Company, for a specified number of months (60 in the case of Mr. Blow, 48 in the case of Ms. Meier and 24 in the case of Messrs. Olson and Perkins), the salary, bonus and certain benefits in effect prior to the termination of his or her employment. In the event of a termination of employment following a Change in Control, at the officer's option, the terms of his or her Change-in-Control Agreement may govern such termination in lieu of the terms of the Severance Agreement. In addition, Ms. Meier's Severance Agreement provides that, in the event that her employment with Sterling Software is terminated (with or without cause) and she is willing and able to devote her full-time efforts to the Company, the Company will offer to increase her compensation and benefits paid by the Company to a level reasonably equivalent to the combined compensation and benefits she is entitled to receive from both the Company and Sterling Software immediately prior to such termination. Ms. Meier has a similar agreement with Sterling Software. If her employment with the Company is terminated and she accepts full-time employment with Sterling Software, her rights to compensation and benefits from the Company under the Severance Agreement would terminate.

  In addition to the above-described agreements, the Company has agreed to reimburse each of the Named Executive Officers (other than Mr. Williams and Ms. Meier) for certain legal, financial and other professional services.

REPORT OF THE EXECUTIVE AND OPTION COMMITTEES ON EXECUTIVE COMPENSATION

  Overview and Philosophy. The Company is engaged in an industry in which executives and key employees are the principal productive assets. The Company faces an intensely competitive market for such persons. In order to succeed, the Company believes that it must be able to attract and retain qualified executives and other key employees. To achieve this objective, the Company believes that its executive compensation policies must include two essential components:

  . A cash compensation arrangement, comprised principally of annual base compensation and bonuses based on operating performance; and

  . An equity compensation arrangement, comprised principally of stock option awards that provide rewards for increases in the value of the Common Stock.

  The Board believes that, in the long run, the Company's executive compensation policies should attempt to ensure that its executives and other key employees are compensated at levels that, through a combination of generous cash-and equity-based compensation components, effectively preempt competitive offers. The Executive Committee and the Option Committees are charged with the responsibility of carrying out this executive compensation philosophy with respect to individual compensation decisions.

  During fiscal 1997, the members of the Executive Committee had primary responsibility for determining executive cash compensation levels. The Executive Committee, as part of its review and consideration of executive cash compensation, took into account, among other things, the following goals:

  . Providing incentives and rewards to attract and maintain highly qualified and productive people;

  . Motivating employees to high levels of performance;

  . Differentiating individual executives' pay based on performance;

  . Preempting external competitive offers; and

  . Ensuring internal equity.

To achieve these goals, the Company's executive compensation policies integrate annual base compensation with cash bonuses based on operating performance with a particular emphasis on attainment of planned objectives, and on individual initiatives and performance.

  During fiscal 1997, the members of the Option Committees had primary responsibility for determining awards of stock options as part of executive compensation. The Option Committees, as part of their review and consideration of awards of stock options, took into account, among other things, the same goals as the Executive Committee in awarding cash compensation and the additional goal of directly aligning the interests of executives with the interests of the Company and its stockholders by ensuring that executives have a direct and continuing stake in the long-term success of the Company. When granting stock options, the Option Committees evaluate a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient and other factors. The Option Committees have not established formulas to assign specific weights to any of these factors when making their determinations.

  The Company maintains the Option Plan for its executive officers, as well as directors, key employees, advisors and consultants. The Option Committees believe that the grant of options aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enables executives to develop and maintain a significant interest in the long-term growth and profitability of the Company. All stock options granted during fiscal 1997 were granted at fair market value on the date of grant.

  Chief Executive Officer's Compensation for Fiscal 1997. In fiscal 1997, the Company's Chief Executive Officer's compensation consisted of an annual base salary, a cash incentive bonus, stock options and various benefits. Mr. Blow's salary in fiscal 1997 was $550,000. Because there was no pre-established formula for determining Mr. Blow's bonus for fiscal 1997, the Executive Committee exercised its judgment in awarding Mr. Blow a bonus of $250,000 for fiscal 1997. The Company's fiscal 1997 year-end results reflected record revenue and profit performance in each of the Company's major worldwide markets. Revenue increased 31% in fiscal 1997 over fiscal 1996, and earnings per share from continuing operations increased 29% in fiscal 1997 over fiscal 1996 (excluding one-time reorganization and acquisition related charges). In addition, the Executive Committee took into consideration Mr. Blow's key role in the Company's successful acquisition of Automated Catalogue Services L.P. ("ACS"), the Company's largest acquisition since the Offering, as well as the acquisition of Comfirst S.A. ("Comfirst") in February 1997 and the early termination of the Company's International Marketing Agreement with Sterling Software in June 1997. Based on these factors, the Executive Committee concluded that Mr. Blow's outstanding performance for the Company merited his bonus award. Mr. Blow was also granted options in fiscal 1997 to purchase 1,000,000 shares of Common Stock. See "--Option Grants During Fiscal 1997."

  Compensation of Other Executive Officers. Compensation of the Company's other executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits. Each element has a somewhat different purpose and all of the determinations of the Executive Committee and Option Committees regarding the appropriate form and level of executive compensation were ultimately judgments based on such Committees' ongoing assessment and understanding of the electronic commerce industry, the Company and the Company's executive officers. In determining salaries for executive officers, the Executive Committee considers the individual responsibility, experience and performance of the Company's executive officers, as well as the Company's operating performance and the attainment of financial and strategic objectives. In establishing bonuses and other incentive compensation awards for fiscal 1997, the Executive Committee and the Option Committees took into consideration the same types of factors as were considered with respect to the Chief Executive Officer.

  The Company establishes for each fiscal year an incentive plan for certain executives, including group presidents (the "Management Incentive Plan"), that is based on operating profits. Pursuant to such plan, participants are eligible to receive a bonus that is calculated as a percentage of the operating profits for their respective operating unit or the Company. Under the Management Incentive Plan, no participant will be entitled to a bonus if certain minimum performance criteria are not met, provided the Chief Executive Officer may make discretionary adjustments. Because the Management Incentive Plan does not constitute an employment agreement, a participant's employment and participation in such plan may be terminated at any time.

  In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Code was enacted, which section provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Executive Committee and the Option Committees to qualify for such exceptions to the extent feasible and in the best interests of the Company. Option grants pursuant to the Option Plan are intended to meet the performance-based compensation exception to the deduction limitation.

  This report is submitted by the members of the Executive, Stock Option and Special Stock Option Committees:

        EXECUTIVE                  STOCK OPTION                 SPECIAL STOCK OPTION
        COMMITTEE                   COMMITTEE                        COMMITTEE
        ---------              --------------------             --------------------
         Sam Wyly              Sterling L. Williams             Robert E. Cook
   Sterling L. Williams        Charles J. Wyly, Jr.             Honor R. Hill
   Charles J. Wyly, Jr.              Sam Wyly

EXECUTIVE AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Committee have been and will be primarily responsible for determining executive compensation other than with respect to grants of stock options. The Stock Option Committee and the Special Stock Option Committee are responsible for determining grants of stock options. Each of Sam Wyly, Sterling L. Williams and Charles J. Wyly, Jr. is a member of the Executive Committee and the Stock Option Committee, and participated in meetings with respect to executive officer compensation matters. Mr. Williams is an executive officer of the Company.

  Each of Sam Wyly and Charles J. Wyly, Jr. is an executive officer of both Sterling Software and Michaels Stores and a member of the executive committees, stock option committees and boards of directors of the Company, Sterling Software and Michaels Stores. Each is also a member of the compensation committee of Michaels Stores' Board of Directors. In addition, Sterling L. Williams is a director and executive officer of both the Company and Sterling Software and a member of the executive committees, stock option committees and boards of directors of the Company and Sterling Software. Accordingly, Sterling L. Williams has participated in decisions related to compensation of executive officers of each of the Company and Sterling Software, and Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation of executive officers of each of the Company, Sterling Software and Michaels Stores. Evan A. Wyly, a director of the Company, is also an executive officer and a director of Sterling Software and an executive officer and a director of Michaels Stores. See "Certain Transactions."

                            STOCK PERFORMANCE CHART

  The following chart compares the percentage change in the cumulative total stockholder return on the Company's Common Stock for the period commencing March 8, 1996, the date the Common Stock first began trading on the New York Stock Exchange on a when issued basis, and ending September 30, 1997 with the cumulative total returns on the S&P 500 Index and the NASDAQ Computer & Data Processing Index. The comparison assumes that $100 was invested on March 8, 1996 in the Company's Common Stock and that $100 was invested in each of the foregoing indices on February 29, 1996, the last trading day of the month preceding the month the Common Stock first began trading, and assumes reinvestment of dividends.


                       [PERFORMANCE CHART APPEARS HERE]

                                                          3/8/96 9/30/96 9/30/97
                                                          ------ ------- -------
Sterling Commerce, Inc...................................  100     123     150
S&P 500 Index............................................  100     109     153
NASDAQ Computer & Data Processing Index..................  100     113     153

                              CERTAIN TRANSACTIONS

  In anticipation of the Offering, the Company and Sterling Software entered into various agreements (the "Intercompany Agreements"), including an International Marketing Agreement pursuant to which Sterling Software acted as the exclusive distributor of certain of the Company's products in markets outside the United States and Canada. The Intercompany Agreements are further described in the Company's Annual Report on Form 10-K which accompanies this Proxy Statement. The International Marketing Agreement provided for the payment of royalties to the Company equal to 50% of the revenue that Sterling Software derived from licenses of the Company's interchange and communications software products and related product support services. In fiscal 1997, the Company received royalties of approximately $21,500,000 from Sterling Software under the International Marketing Agreement, approximately $16,700,000 of which related to royalties earned in fiscal 1997 and approximately $4,800,000 of which related to royalties earned in fiscal 1996. Effective as of June 30, 1997, the Company and Sterling Software entered into an agreement terminating the International Marketing Agreement. Contemporaneously with such termination, the Company purchased certain assets formerly used by Sterling Software in connection with the distribution of Sterling Commerce's products outside the United States and Canada. In addition, the Company and Sterling Software entered into certain short-term transitional arrangements relating to facilities sharing and administrative and other services. In consideration of the termination of the International Marketing Agreement and the purchase of assets described above, the Company (i) paid Sterling Software $5,226,000 on June 30, 1997, (ii) subsequently paid Sterling Software $10,076,000, which was equal to the net book value of the acquired assets, and (iii) assumed certain liabilities of Sterling Software.

  As a result of various transactions between the Company and Sterling Software, including royalties due from Sterling Software under the International Marketing Agreement as well as tax and other expenses charged to the Company under the Intercompany Agreements, amounts payable to and receivable from Sterling Software arise from time to time. At September 30, 1996, amounts due from Sterling Software totaled $35,134,000, which were remitted to the Company by Sterling Software during fiscal 1997.

  Sterling Software remains the guarantor of certain office lease and other obligations of the Company incurred pursuant to agreements entered into prior to the spin-off of the Company from Sterling Software. The aggregate amounts due over the remaining terms of the agreements guaranteed by Sterling Software is approximately $33,000,000. The Company is obligated to indemnify Sterling Software for any liabilities incurred by Sterling Software as guarantor of such obligations, and the Company has agreed to use reasonable efforts to promptly obtain Sterling Software's release from its obligations under the related guarantees. Sterling Software did not make any payments with respect to such guarantees during fiscal 1997.

  On February 20, 1997, David B. Shaev, who alleges he is a stockholder of the Company, filed a derivative action in the Chancery Court in the State of Delaware against the Company and each of the Company's directors, Sam Wyly, Charles J. Wyly, Jr., Evan A. Wyly, Sterling L. Williams, Warner C. Blow, Honor R. Hill and Robert E. Cook, alleging that such directors breached their fiduciary duties by approving grants of excessive stock options to the individual defendants. The plaintiff seeks rescission of such grants of stock options, injunctive relief prohibiting the exercise of the options, the award of damages to the Company and attorneys' fees and costs. The defendants have denied the allegations in the complaint and intend to vigorously defend this action.

                             INDEPENDENT AUDITORS

  The Board has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for fiscal 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and all other equity securities of the Company beneficially owned by them. Directors, executive officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports that they file.

  To the Company's knowledge, based solely on review of copies of such reports furnished to the Company or written representations from certain reporting persons, during the fiscal year ended September 30, 1997, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were complied with by such persons, except one report filed by Robert E. Cook with respect to the acquisition of 3,000 shares of Common Stock by a trust of which Mr. Cook's wife is trustee was filed with the SEC 14 days late.

                             STOCKHOLDER PROPOSALS

  Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement relating to the 1999 Annual Meeting of Stockholders, such proposals must be received by the Company not later than September 29, 1998. Such proposals should be directed to Sterling Commerce, Inc., Attention: Secretary, at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, telephone or in person, without additional compensation. In accordance with SEC regulations, the Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company has been retained by the Company to assist in the solicitation of proxies and will solicit proxies by mail, telephone or in person and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Georgeson & Company will be paid a fee of $9,000, plus expenses.

  The Company's Annual Report on Form 10-K, which includes the Company's audited financial statements, accompanies this Proxy Statement.

  ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO STERLING COMMERCE, INC. ATTN: INVESTOR RELATIONS AT 4600 LAKEHURST COURT, DUBLIN, OHIO 43016 (TELEPHONE: (614) 793-7000).

                                          By Order of the Board of Directors

                                          Jeannette P. Meier
                                          Secretary

Dallas, Texas
January 27, 1998

                                                                        ANNEX A

                            STERLING COMMERCE, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

I. PURPOSE OF THE PLAN

  This Employee Stock Purchase Plan is intended to promote the interests of Sterling Commerce, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

  Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II. ADMINISTRATION OF THE PLAN

  The Plan Administrator shall have full authority and discretion to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary, and to take any such actions as may be necessary in order to comply with the requirements of
Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

  A. The stock purchasable under the Plan shall be shares of authorized but unissued Common Stock, or shares of Common Stock held in the Corporation's treasury. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 4,000,000 shares.

  B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV. PURCHASE PERIODS

  A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

  B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from January 1 to June 30 and from July 1 to December 31 of each year.

V. ELIGIBILITY

  A. Each individual who is an Eligible Employee on the Effective Date shall be eligible to participate in the Plan on the start date of any purchase period under the Plan, provided such individual remains an Eligible Employee on such start date.

  B. Each individual who becomes an Eligible Employee after the Effective Date shall be eligible to participate in the Plan on the start date of any purchase period commencing thereafter, provided such individual remains an Eligible Employee on such start date.

  C. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator and file such forms with the Plan Administrator (or its designee) before the start date of the purchase period. An Eligible Employee's enrollment in the Plan for a purchase period will remain in effect for all subsequent purchase periods until modified or terminated by the Eligible Employee or until he or she no longer qualifies as an Eligible Employee.

VI. PAYROLL DEDUCTIONS; CONTRIBUTIONS

  A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each purchase period, up to a maximum of twenty-five percent (25%). The deduction rate so authorized shall continue in effect for the entire purchase period. The Participant may not increase his or her rate of payroll deduction during a purchase period. However, the Participant may, at any time prior to the last ten (10) Business Days of the purchase period, reduce his or her rate of payroll deduction to any even percentage rate other than zero to become effective prospectively as soon as administratively feasible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period. In addition, a Participant may prior to the last ten (10) Business Days of the purchase period reduce his or her rate of payroll deductions to zero, notwithstanding a prior reduction. If a Participant reduces his or her payroll deductions to zero, the Participant's previous payroll deductions for the purchase period will be applied to the purchase of shares of Common Stock on the next Purchase Date, unless the Participant elects to terminate his or her purchase rights for the purchase period in accordance with Section VII.E.

  B. Payroll deductions shall begin on the first pay day of each purchase period and shall (unless sooner terminated) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, and Interest shall accrue and be credited on each pay day in the purchase period on the balance credited to the Participant's account existing throughout the pay period ending on such pay day. No interest will accrue or be credited on any amounts that are credited to the Participant's account for any period that is less than a full pay period. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

  C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

  D. In addition to payroll deductions, a Participant may make one Contribution to the Plan during each purchase period. A Contribution may be made in cash, by personal check or in any other form permitted from time to time by the Plan Administrator. All Contributions will be credited to the Participant's book account and will be credited with Interest for the purchase period in which the Contribution is made. Such Interest will accrue and be credited to the Participant's account in the same manner as Interest is accrued and credited to the Participant's account under paragraph B of this Section. An Eligible Employee who has not authorized payroll deductions, or who has terminated payroll deductions, for a purchase period may not thereafter make a Contribution to the Plan for such purchase period.

  E. Subject to Section VIII, the Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

VII. PURCHASE RIGHTS

  A. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

  B. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with paragraph E below) on such date. The purchase shall be effected by applying the Participant's Account Balance as of the close of the purchase period for such Purchase Date to the purchase of shares of Common Stock (subject to the limitations on the maximum number of shares purchasable per Participant under this Section VII or Section VIII) at the Purchase Price in effect for that purchase period.

  C. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the Participant's Account Balance as of the close of the purchase period by the Purchase Price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 3,000 shares.

  D. Any portion of the Participant's Account Balance that is not applied to the purchase of shares of Common Stock on any Purchase Date because such portion is not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date, unless the Participant has elected not to participate during the next purchase period, in which case the Participant's entire remaining Account Balance shall be refunded to the Participant as soon as administratively feasible. In addition, any portion of the Participant's Account Balance not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded as soon as administratively feasible.

  E. The following provisions shall govern the termination of outstanding purchase rights:

    (i) A Participant may, at any time prior to the tenth Business Day immediately preceding the Purchase Date for the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designee), and no further payroll deductions shall be collected from the Participant and no subsequent Contribution may be made by the Participant for the purchase period in which such termination occurs. The Participant's entire Account Balance as of the date of such termination shall be refunded as soon as administratively feasible.

    (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

    (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and the Participant's entire Account Balance as of the date such person is no longer an Eligible Employee shall be refunded as soon as administratively feasible. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the tenth Business Day immediately preceding the Purchase Date for the purchase period in which such leave commences, to (a) withdraw his or her entire Account Balance, or (b) have such Account Balance held for the purchase of shares at the next scheduled Purchase Date. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant elected to withdraw his or her Account Balance for the purchase period in which the leave commenced.

    (iv) Notwithstanding any other provision of the Plan to the contrary, a Participant's purchase rights with respect to a purchase period shall terminate, and his or her Account Balance shall be refunded as soon as administratively feasible, if the Participant's employment with the Participating Corporations terminates for any reason on or before the Purchase Date for such purchase period.

  F. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the Participant's Account Balance for such purchase period to the purchase of shares of Common Stock at a Purchase Price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Corporation shall use reasonable efforts to provide prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

  G. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the Account Balance of each Participant, to the extent in excess of the aggregate Purchase Price payable for the Common Stock pro-rated to such individual, shall be refunded.

  H. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

  I. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL LIMITATIONS

  A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such rights, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

  B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

    (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

    (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights in an amount equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

  C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the Participant's Account Balance with respect to such purchase right shall be refunded as soon as administratively feasible.

  D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

  A. The Plan was adopted by the Board on November 7, 1997, and shall become effective on the Effective Date, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within six (6) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and the Participants' Account Balances for the initial purchase period hereunder shall be refunded.

  B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest to occur of (i) the last Business Day in December 2007, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X. AMENDMENT OF THE PLAN

  A. The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Corporation, the Common Stock or the Plan, requires the Plan to be amended, or in the event Rule 16b-3 under Section 16 of the 1934 Act is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the 1934 Act are amended or supplemented, in either event to require or permit the Corporation to add, remove or lessen any restrictions on or with respect to purchase rights under the Plan, the Plan Administrator and the Board each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all purchase rights then outstanding will be subject to such amendment.

  B. The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding purchase rights.

  C. Notwithstanding the foregoing, the Board may not, without the approval of the Corporation's stockholders, increase the number of shares of Common Stock issuable under the Plan.

XI. GENERAL PROVISIONS

  A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

  B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person), which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

                                   APPENDIX

  The following definitions shall be in effect under the Plan:

  A. Account Balance shall mean the sum of a Participant's payroll deductions, credited Interest, and Contribution (if any) as of any given date.

  B. Board shall mean the Corporation's Board of Directors or any authorized committee thereof.

  C. Business Day shall mean each day on which the New York Stock Exchange is open for business.

  D. Code shall mean the Internal Revenue Code of 1986, as amended.

  E. Common Stock shall mean the Corporation's common stock, par value $0.01 per share.

  F. Compensation means the following items of remuneration paid to a Participant by one or more Participating Corporations during each purchase period: base salary, commissions and cash incentive compensation, computed before giving effect to the Participant's election to defer compensation under the Sterling Commerce, Inc. Deferred Compensation Plan or salary reduction elections under Section 125 or Section 401(k) of the Code.

  G. Contribution shall mean a Participant's contribution for a purchase period in an amount that does not exceed $2,000 and which is made before the tenth Business Day immediately preceding the Purchase Date for the purchase period.

  H. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424, whether now existing or subsequently established).

  I. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

    (i) a merger, consolidation or other transaction in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

    (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

  J. Corporation shall mean Sterling Commerce, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Sterling Commerce, Inc. which shall by appropriate action adopt the Plan.

  K. Effective Date shall mean January 1, 1998.

  L. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render at least twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

  M. Employee shall mean an individual who is in the employ of the Corporation or any Corporate Affiliate.

  N. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

    (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    (ii) If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

  O. Interest shall mean an additional amount of compensation calculated at the annual rate of interest of six month Treasury bills as in effect on the last day of the month immediately preceding the applicable purchase period during which such compensation is credited, prorated for periods of less than 365 days.

  P. 1933 Act shall mean the Securities Act of 1933, as amended.

  Q. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

  R. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

  S. Participating Corporation shall mean the Corporation, each Corporate Affiliate that is a direct or indirect domestic subsidiary of the Corporation and each other Corporate Affiliate that is authorized from time to time by the Board to extend the benefits of the Plan to its Eligible Employees. For purposes of the foregoing, the term "subsidiary" has the meaning set forth in
Section 424(f) of the Code.

  T. Plan shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

  U. Plan Administrator shall mean the person or persons appointed by the Corporation from time to time as the plan administrator of the Corporation's Savings and Security Plan.

  V. Purchase Date shall mean the last Business Day of each purchase period or, with respect to a Corporate Transaction, the date specified for purchase in Section VII.F.

  W. Purchase Price shall mean the purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date and shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which the Purchase Date occurs or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

  X. Service shall mean the performance of services to the Corporation or any Corporate Affiliate by a person in the capacity of an Employee.

                                  DETACH HERE



                            STERLING COMMERCE, INC.

              Proxy Solicited on Behalf of the Board of Directors
        For Annual Meeting of Stockholders to be held on March 12, 1998


          The undersigned hereby appoints Warner C. Blow and Jeannette P. Meier, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all of the shares of Common Stock, $.01 par value, of Sterling Commerce, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's offices at 4600 Lakehurst Court, Dublin, Ohio, South Building, on Thursday, March 12, 1998, commencing at 10:00 a.m. local time, upon such business as may properly come before the Meeting or any adjournments thereof, including the following as set forth on the reverse side hereof.

          You are encouraged to specify your vote by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' and the Executive Committee's recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                           -------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE
                                                                SIDE
                                                           -------------

                               SEE REVERSE SIDE

                            STERLING COMMERCE, INC.

              Proxy Solicited on Behalf of the Board of Directors
        For Annual Meeting of Stockholders to be held on March 12, 1998


I. The election as Class B directors of the three nominees listed below (except as indicated to the contrary below); and
II.  Approval of the Sterling Commerce, Inc. Employee Stock Purchase Plan.


                                  DETACH HERE


[X] Please mark votes
    as in this example.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this Proxy will be voted (i) FOR the election of each of the nominees for director; (ii) FOR approval of the Sterling Commerce, Inc. Employee Stock Purchase Plan; and
(iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

The Board of Directors unanimously recommends that stockholders vote FOR each of the persons listed below as a nominee to serve as a Class B director of the Company and the Executive Committee of the Board of Directors unanimously recommends that stockholders vote FOR approval of the Sterling Commerce, Inc. Employee Stock Purchase Plan.

I.   Election of Class B Directors               II.   Approval of the Sterling Commerce,
     Nominees:  Warner C. Blow, Robert E.Cook          Inc. Employee Stock Purchase Plan.
                and Charles J. Wyly, Jr.



                                                      FOR     AGAINST    ABSTAIN
  [_]  FOR       [_]  WITHHELD                        [_]       [_]        [_]
       ALL            FROM ALL
       NOMINEES       NOMINESS


[_] ______________________________________
    For all nominees except as noted above


                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]


Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.


Signature:                   Date:         Signature:                Date:
          ---------------         -----              ---------------      -----